Ex 10.2
Mining Lease Agreement

FLPC - Rose Creek Gold Phase 2

This Mining Lease Agreement (“Agreement”) is made effective and entered into as of August 12th, 2014, regardless of the actual date of execution, by and between Krugerrand LLC (referred to as "Owner" or "Lessor'') and First Liberty Power Corp., a Nevada corporation (referred to as "FLPC" or "Lessee").

Recitals

Whereas Owner owns and possesses a certain fee parcel of land, situated in Humboldt County, Nevada, further defined below as "Property" and,

Whereas, Owner and FLPC desire to enter into an Agreement whereby FLPC shall have the exclusive right and privilege to explore for, develop, and mine any ores, minerals, and material on, or under, the Property, all on the terms and conditions as hereunder set forth.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1.	Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1
"Property" means a parcel of land, identified as FLPC - Rose Creek Gold Phase 2, located at T35N, R37E, S31, APN 3537-31-300-029, situated in Humboldt County, Nevada owned by Owner and as further described in Exhibit A.

1.2	"Area of Interest" shall be defined as that area within one mile of the exterior boundaries of the Property.

Any property or interests therein ("Additional Lands") acquired by staking by FLPC within the Area of Interest during the term of this agreement, shall be included in and subject to this Agreement as if the newly acquired property was listed in Exhibit A and thereafter shall be part of the Property under this agreement.

Nothing in this agreement shall be construed to limit either party's rights to apply for, or otherwise acquire, on its own behalf, without any obligation whatsoever to the other, any right, title or interest whatsoever in nor to any real property or mineral interests situated outside of the Area of Interest, such right, title, and interest shall not be subject to this Agreement.

1.3	"Effective Date" means August 12th, 2014.

1.4	"Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.5	"Lease Year'' means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.6
"Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.7	"Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Exhibit B

1.8
"FLPC" means First Liberty Power Corp., a Nevada corporation, which may engage operational subsidiaries First Liberty Exploration & Development Corp., a Nevada Corporation, and First Liberty Mining Corp., a Nevada Corporation, and any successors, and assigns.

1.9	"Owner" means Krugerrand LLC, and successors and assigns.

1.10	"Payments" means the payments payable by FLPC in accordance with Section 4.1

1.11	"Royalty" means the production royalty payable by FLPC to Owner in accordance with Section 4.2.

2.	Lease and Grant of Rights. Owner leases the Property to FLPC and grants FLPC the rights and privileges described in this Section.

2.1
Lease. Owner leases the Property to FLPC for an initial term of twenty (20) years. Should Lessee have fulfilled all terms of this Agreement, Lessee shall have the right to renew the lease on a year to year basis so long thereafter so long as active exploration, development or production of Minerals is occurring.

2.2
Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, FLPC shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by FLPC in its operations on the Property. If FLPC acquires or files any application for appropriation or a permit, it shall cause each such application and permit to be taken jointly in the names of Owner and FLPC. On termination of this Agreement, FLPC shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by FLPC during the term of this Agreement.

2.3
Access to Property.  Owner shall have the right to reasonable and necessary access over and across the Property up and until active operations commence. After operations commence, Owner must get permission from Lessee, which shall not be unreasonably withheld, and Lessee will work with Owner to allow reasonable access during project advancement. Owner must fully comply with all MSHA regulations and operate legally and professionally.

2.4
Exploration and Mining Privilege. Owner hereby grants to FLPC for the term of the lease, the privilege of entering upon the Property with the exclusive right to explore, prospect for and mine mineral deposits contained upon or under the Property. Such rights granted to FLPC shall extend to all mining claims that either presently exist or that would be staked or otherwise acquired.

3.
Term. The initial term of this Agreement shall commence on the Effective Date and shall expire twenty (20) years after the Effective Date, unless this Agreement is sooner terminated, canceled or extended. Lessee shall have the right to extend this lease on a year to year basis beyond the initial 20 year term provided that Lessee is current on all obligations under this Agreement at that time.

4.	Payments to Owner

4.1	Payments. FLPC shall make the following payments to Owner:

4.1.1	Advance Minimum Royalties.

Year 1: The sum of Five Thousand Dollars ($5,000.00), payable within 30 days of the Effective Date.

Year 1: The sum of Five Thousand Dollars ($5,000.00), payable within 90 days of the Effective Date.

Years 2 through to Term of Agreement or termination of Agreement: The sum of Five Thousand Dollars ($5,000.00), payable within 30 days of the commencement of each subsequent Lease Year.

All Advance Minimum Royalties specified above shall be applied as an advance against the Net Smelter Return royalty due Owner on production. However, the payment to the Owner in any year shall not be reduced below that amount payable as an advance minimum royalty for the year. Any Advanced royalty payments will terminate effective within the year when production ceases and reclamation commences. The Production Royalty remains in force and will continue to be paid should production resume.

4.2
Production Royalty. FLPC shall pay to Owner a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property. The production royalty percentage rate shall be fifteen percent (15%) and shall be as defined in Exhibit B to this agreement.

4.3	Method of Payment. Except as otherwise provided in this Agreement, all payments by FLPC to Owner shall be paid by check or wire transfer to an account designated by Owner.

4.4
Late Charge and Interest. If FLPC does not timely pay any Payment or any other amount payable by FLPC under this Agreement within ten business (10) days after the date on which such payment is due, FLPC shall pay to Owner a late charge equal to five percent (5%) of such overdue amount. If any Payment or other amount payable by FLPC remains delinquent for a period in excess of thirty (30) days, FLPC shall pay to Owner, in addition to the late charge, interest from and after the due date at the annualized interest rate of Libor plus 2%.

4.5	Currency. All sums referred to in this Agreement are in United States currency.

5.
Compliance with the Law. FLPC shall, at FLPC's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by FLPC, including but not limited to all exploration, development and mining work performed by FLPC during the term of this Agreement. FLPC shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and FLPC shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to FLPC's failure to comply with any applicable Governmental Regulations. Owner agrees to cooperate with FLPC in FLPC's application for governmental licenses, permits and approvals, the costs of which shall be borne by FLPC.

6.	Work Obligation.

6.1	Year 1: FLPC shall be obligated to expend a minimum sum of Five Thousand Dollars ($5,000.00) within 365 days of the Effective Date, towards the exploration and development of the Property.

6.2
Years 2 through to Term of Agreement or termination of Agreement:  FLPC shall be obligated to expend a minimum sum of Five Thousand Dollars ($5,000.00) within 365 days of the commencement of each subsequent Lease Year.

7.	FLPC's Work Practices and Reporting.

7.1	Work Practices. FLPC shall work the Property in a miner-like fashion.

7.2
Inspection of Data. During the term of this Agreement, Owner shall have the right to examine and make copies of all data regarding the Property in FLPC's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of FLPC.

7.3
Reports. On or before February 1 following each calendar year during which this Agreement is effective, FLPC shall deliver to Owner a comprehensive report of all of FLPC's activities conducted on the Property for the previous calendar year.

8.
Scope of Agreement. This Agreement shall extend to and include any mining claims described in the Definition of Property and Exhibit A of this Agreement, and as may be encompassed in the Area of Interest.

9.
Liens. FLPC agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by FLPC, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for FLPC which may or might become a lien, charge or encumbrance; except that FLPC need not discharge or release any such lien, charge or encumbrance so long as FLPC disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Owner. Subject to FLPC's right to post a bond in accordance with the foregoing, if FLPC does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney's fees, shall be payable by FLPC to Owner on demand with interest at the Interest Rate.

10.	Taxes.

10.1
Real Property Taxes. FLPC shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and. FLPC, except that neither Owner nor FLPC shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. The parties acknowledge that there are presently no real property taxes assessed against any mining claims or other property rights / ownership, including all property and rights which constitute the Property.

10.2	Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

10.3
Income Taxes. Owner shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to FLPC, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

10.4	Delivery of Tax Notices. If Owner receives tax bills or claims that are FLPC's responsibility, Owner shall promptly forward them to FLPC for payment.

11.	Insurance and Indemnity.

11.1
FLPC's Liability Insurance. FLPC shall, at FLPC's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring FLPC's performance of FLPC's indemnity obligations of this Agreement.

11.2
Form and Certificates. The policy of insurance required to be carried by FLPC pursuant to this Section shall have a Best's Insurance rating of at least A-IX. Such policy shall name Owner as an additional insured and contain a cross-liability and severability endorsement.

FLPC's insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of FLPC's insurance policy shall be provided to Owner before any entry by FLPC or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

11.3
Waiver of Subrogation. FLPC and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received 'Under any insurance policy carried by Owner or FLPC and in force at the time of such loss or damage.

11.4
Waiver and Indemnification. Owner shall not be liable to FLPC and FLPC waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to FLPC's business conducted on the Property. FLPC shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property :from any activity, work, or things done, permitted or suffered by FLPC or FLPC's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by FLPC in the performance of any obligation on the part of FLPC to be performed under the terms of this Agreement (all of the foregoing collectively referred to as "General Indemnity Claims"). FLPC agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner. The obligations of FLPC contained in this Section shall survive the expiration of the term or sooner termination of this Agreement.

12.	Environmental.

12.1
Definitions. Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation or any federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

12.2
FLPC Hazardous Material Activities. FLPC shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with FLPC's use of the Property (collectively "FLPC Hazardous Materials Activities") to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement. FLPC Hazardous Materials Activities include, without limitation, all such activities on or about the Property by FLPC's employees, partners, agents, invitees, contractors and their subcontractors. FLPC shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property. FLPC shall cause all FLPC Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws. FLPC shall promptly notify Owner of any actual or claimed violation of applicable Environmental Laws in connection with FLPC Hazardous Materials Activities, and FLPC shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with FLPC Hazardous Materials Activities. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for FLPC to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, FLPC shall be solely responsible, at FLPC's expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. Qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable OSHA laws and regulations, shall perform all FLPC Hazardous Materials Activities. FLPC shall cause all Hazardous Materials present at the Property in connection with FLPC Hazardous Materials Activities to be safely and securely stored. FLPC agrees that neither it's use of the Property nor FLPC Hazardous Materials Activities shall result in contamination of the environment.

12.3
Spills of Hazardous Materials. FLPC shall promptly notify Owner and each governmental regulatory entity with jurisdiction of any spills, releases, or leaks of Hazardous Materials that occur in connection with FLPC Hazardous Materials Activities or FLPC’s use of the Property, including but not limited to any resulting contamination of the environment (collectively "FLPC Contamination"). FLPC further shall promptly notify Owner of any claims of which FLPC becomes aware regarding any actual or alleged FLPC Contamination. FLPC shall be solely responsible at its expense for promptly, diligently and thoroughly investigating, monitoring, reporting on, responding to, and cleaning up to completion any and all such FLPC Contamination, in full conformance to Applicable Environmental Laws (collectively the "FLPC Environmental Response Work"). All FLPC Environmental Response Work shall be reported to each governmental regulatory entity with jurisdiction on an ongoing basis, and FLPC shall diligently attempt to obtain written concurrence from such each such regulatory entity that all FLPC Environmental Response Work has been satisfactorily performed and completed. FLPC at its expense shall keep Owner timely informed of FLPC's progress in responding to any FLPC Contamination, including but not limited to providing Owner with copies, at FLPC's expense, of all reports, work plans, and communications with governmental regulatory entities.

12.4
Removal of Stored Hazardous Materials. Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in full conformance to Applicable Environmental Laws, FLPC shall: (a) cause to be properly removed from the Property all Hazardous Materials stored at the Property in connection with FLPC' s use of the Property or in connection with FLPC Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities. As part of the closure and removal activities described in the preceding sentence, FLPC shall cause to be performed representative environmental sampling of areas of the Property where such handling, storing or treating of Hazardous Materials occurred, to confirm that no contamination of the environment has resulted from any FLPC Hazardous Materials Activities. A qualified environmental consultant shall perform such sampling, and such consultant shall promptly issue a written report, which describes the consultant's data, findings, and conclusions, a copy of which shall be provided to Owner at FLPC's expense. If any FLPC Contamination is discovered, FLPC shall immediately initiate FLPC Environmental Response Work as prescribed in this Agreement.

12.5
Environmental Indemnity. FLPC shall promptly reimburse, indemnify, defend, (with legal counsel acceptable to Owner, whose consent shall not unreasonably be withheld) and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney's fees, consultant's fees and other expert's fees and costs), and damages, which arise from or relate to: (a) FLPC Hazardous Materials Activities; (b) FLPC Contamination; (c) any non-compliance with Applicable Environmental Laws in connection with FLPC's use of the Property; or (d) a breach of any obligation of FLPC under this Section.

12.6	Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

13.	Intentionally Removed

14.	Relationship of the Parties.

14.1
No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

14.2
Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

15.
Inspection. Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and FLPC’s workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with FLPC's operations.

16.	Title. Owner represents that: (a) Owner owns and possesses the Property free of all liens and encumbrances, and; (b) Owner has the right to enter into this Agreement.

17.	Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

17.1
Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

17.2	No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

17.3
Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4
Brokers.  That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

18.
Termination by Owner. Any failure by FLPC to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give FLPC written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if FLPC has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to FLPC of Owner's termination of this Agreement. In the case of FLPC's failure to pay the Payments, Owner shall be entitled to give FLPC written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to FLPC of Owner's termination of this Agreement. On termination of this Agreement based on FLPC's default, within ten (10) days after termination FLPC shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19.
Termination by FLPC. FLPC may at any time terminate this Agreement by giving written thirty (30) days advance notice to Owner. If FLPC terminates this Agreement, FLPC shall perform all obligations and pay all payments which accrue or become due before the termination date. On FLPC's termination of this Agreement, within ten (10) days after termination FLPC shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20.
Surrender of Property. On expiration or termination of this Agreement, FLPC shall surrender the Property promptly to Owner and at FLPC's sole cost shall remove from the Property all of FLPC's buildings, equipment and structures. FLPC shall reclaim the Property in accordance with all applicable Governmental Regulations. FLPC shall diligently perform reclamation and restoration of the Property such that FLPC's reclamation and restoration shall be completed not later than the date required under any Governmental Regulations.

21.
Data. Within sixty (60) days following termination of this Agreement, FLPC shall deliver to Owner copies of all data regarding the Property in FLPC's possession at the time of termination which before termination have not been furnished to Owner and, at Owner's request, FLPC shall deliver to Owner all drilling core, samples and sample splits taken from the Property.

22.
Confidentiality. The data and information, including the terms of this Agreement, coming into FLPC's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. FLPC agrees to inform Owner of the content of the announcement or disclosure in sufficient time to permit Owner to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

23.	Assignment.

23.1
FLPC's Assignment. Except as expressly provided in this Agreement, FLPC shall not assign, convey, encumber, sublease, grant any concession or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property, without, in each case, Owner's prior written consent, which shall not be withheld unreasonably. FLPC may assign its rights in and under this Agreement to any direct or indirect subsidiary of FLPC without obtaining Owner's consent. Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement.

23.2
Owner's Assignment. Subject to FLPC's rights under this Agreement, Owner shall have the right to assign, convey, encumber, or sell all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect FLPC's obligations under this Agreement unless and until Owner delivers and FLPC receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until FLPC receives Owner's notice and the documents required to be delivered under this Section, FLPC may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge FLPC's obligations or diminish FLPC's rights under this Agreement.

24.
Memorandum Agreement. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

25.
Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:	Attn: Wallace Baum
PO Box 372
Winnemucca, NV, 89446

If to FLPC:	First Liberty Power Corp.
7251 West Lake Mead Blvd Ste 300
Las Vegas, NV 89128

26.	Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

27.
Entire Agreement. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

28.
Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada. As an alternative, should the parties so agree, disputes arising under this agreement may be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

29.	Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30.
Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

31.	Time of Essence. Time is of the essence in the performance of the parties' obligations under this Agreement.

// Signature page following //

The parties have executed this Agreement effective as of the Effective Date.

  for Krugerrand LLC

By:           /s/ William S. Baum
Name:         William S. Baum
Title:           Principal

STATE OF NEVADA,                                                      )
SS.
COUNTY OF _____________.                                      )

This Mining Lease Agreement was acknowledged before me on           , by
as               Krugerrand LLC

Notary Public:

for First Liberty Power Corp.

By:           /s/ Don Nicholson
Name:           Don Nicholson
Title:             CEO

STATE OF NEVADA,                                                      )
SS.
COUNTY OF _____________.                                      )

This Mining Lease Agreement was acknowledged before me on              , by
as                     of First Liberty Power Corp.

Notary Public:

Exhibit A - Description of Property

Property: The following property and all associated mining rights located Humboldt County, Nevada, and such properties as may be encompassed herein through the Area of Interest.

Property:	Parcel 1
Identifier:	FLPC – Rose Creek Gold Phase 1
Location:	T35N, R37E, S31
APN:	3537-31-300-029
Size:	Approximately 5 acres

Exhibit B – Net Smelter Returns

Net Smelter Returns Provisions

The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.	Definitions.

1.1
"Gold Production" means the quantity of refined gold outturned to Company's account by an independent third party refinery for gold produced from the Property during the calendar month on either a provisional or final settlement basis.

1.2	"Gross Value" shall be determined on a calendar month basis and have the following meanings with respect to the following Minerals:

1.2.l	Gold.

(a)
If Company sells unprocessed gold ores, or gold dore or gold concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Company during the calendar month from such sales. Company shall have the right to sell such unprocessed gold ores, gold dore and gold concentrates to an affiliated party, except that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)
If Company produces refined gold (meeting the specifications of the London Bullion Market Association) from Minerals, and if Section 1.2.l(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price.

1.2.2	Silver.

(a)
If Company sells unprocessed silver ores, or silver dore or silver concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Company during the calendar month from such sales. Company shall have the right to sell such unprocessed silver ores, silver dore and silver concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)
If Company produces refined silver (meeting the specification for refined silver subject to the New York Silver Price published by Handy & Harmon) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price.

1.2.3	All Other Minerals and other Products.

(a)
If Company sells unprocessed ores, dore or concentrates of any Minerals other than gold or silver, or any other products that may be derived from the Property, including but not limited to aggregate, then the Gross Value shall be equal to the amount of proceeds received by Company during the calendar month from such sales. Company shall have the right to sell such unprocessed ores, dore or concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)
If Company produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Company during the calendar month from the sale of such refined or processed metals or other products. Company shall have the right to sell such refined or processed metals or other products to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3
"Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

1.4
"Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Company, as such prices are published in Metals Week magazine.

1.5
"Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days in such calendar month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Company as published in Metals Week magazine.

1.6
"Net Smelter Returns" means the Gross Value of all Minerals, less costs, charges and expenses paid or incurred by Company with respect to the refining and smelting of such Minerals, without limitation:

1.6.1	Charges for smelting and refining (including sampling, assaying and penalty charges) and;

1.6.2
Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of Product from the Property to the smelter refinery, but in no event shall charges or costs of transportation of Minerals or Ore from any mine on the Property to autoclave, concentrator, crusher, mill or plant which is not a smelter or refinery.

1.7	"Property" means the real property described in Exhibit A to the Agreement to which these Net Smelter Returns provisions are attached.

1.8
"Silver Production" means the quantity of refined silver outturned to Company's account by an independent third-party refinery for silver produced from the Property during the calendar month on either a provisional or final settlement basis.

2.	Payment Procedures.

2.1
Accrual of Obligation. Company's obligation to pay the Net Smelter Returns royalty shall accrue upon the sale of unrefined metals, dore, concentrates, ores or other Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Company's account.

2.2
Futures or Forward Sales, Etc. Except as provided in Sections 1.2.l(a), l.2.2(a) and 1.2.3(a) above with respect to sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Company, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3
Sampling and Commingling. All Minerals for which a Net Smelter returns royalty is payable shall be measured, sampled and analyzed in accordance with the co-mingling plan approved in accordance with the instrument to which this Exhibit is attached.

2.4
Monthly Calculations and Payments. Net Smelter Returns royalties shall be determined on a calendar month basis. Net Smelter Return royalties shall be paid on or before the last business day of the calendar month immediately following the last day of the calendar month in which same accrued. Owner shall have the right to take payment of royalty in kind provided that Owner must give lessee 60 days’ notice of its desire to take royalty in kind and further that such election must remain in force for a minimum of 12 months. Any additional cost incurred by Lessee to deliver royalty in kind shall be borne by Owner.

2.5
Statements. At the time of payment of the Net Smelter Returns royalty, Company shall accompany such payment with a statement showing in reasonable detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Company in the preceding calendar month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in reasonable detail to explain the calculation of the Net Smelter Returns royalty payment with respect to such calendar month. Payment shall be made to the address provided in the Agreement to which this Exhibit is attached for purposes of notices.

2.6
Inventories and Stockpiles. Company shall include in all monthly statements a description of the quantity and quality of any gold or silver Dore that has been retained as inventory for more than ninety (90) days. Owner shall have thirty (30) calendar days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above, or (b) elect to wait until such time as royalties otherwise would become payable pursuant to Sections 1.2.l(b) and l.2.2(b). The failure of Owner to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b). No Net Smelter Returns royalty shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are actually sold.

2.7
Final Settlement. All Net Smelter Returns royalty payments shall be considered final and in full satisfaction of Company's obligations with respect thereto, unless Owner gives Company written notice describing a specific objection to the calculation thereof within one year after receipt by Owner of the monthly statement provided for in 2.5. If Owner objects to a particular monthly statement, it shall have the right, for a period of thirty (30) days after Company's receipt of such objection, upon reasonable notice and at a reasonable time, to have Company's accounts and records relating to the calculation of the Net Smelter Returns royalty payment with respect to the calendar month in question audited by an independent certified public accountant. If such audit determines that there has been a deficiency or an excess in the payment made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly Net Smelter Returns royalty payment due Owner. Owner shall pay all costs of such audit unless a deficiency of five percent (5%) or more of the Net Smelter Returns royalty due for the calendar month in question is determined to exist. Company shall pay the costs of such audit if a deficiency of five percent (5%) or more of the amount due for the calendar month in question is determined to exist. All books and records used by Company to calculate the Net Smelter Returns royalties due hereunder shall be kept in accordance with generally accepted accounting principles.

2.8
Transfer or Encumbrance of Royalty. Owner may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the Net Smelter Returns royalty, except that Company shall be under no obligation to make it's payments to such assignee, transferee, pledgee or other third party until Company's receipt of written notice concerning the assignment, transfer or pledge.

2.9
Specimens.   Should a particular specimen of interest to Owner or FLPC be found on the Property, and Owner or FLPC wishes to acquire such Specimen, an independent valuation will be undertaken, and the greater of the value between the recoverable value of the minerals / metals of the specimen or the independent valuation of specimen, will be used to determine the value of the Specimen.   If Owner is acquiring the Specimen, then the incremental value above the metal / mineral value used to calculate the Net Smelter Return will be deducted from Payments owing.   If FLPC acquires the specimen, then the incremental value above the metal / mineral value used to calculate the Net Smelter Return will be added to the amount used to calculate the Net Smelter Return.   In no event shall either party incur any economic disadvantage by either party acquiring a Specimen.

If neither party wishes to acquire a Specimen, and the Specimen is sold by FLPC as such due to it having a greater value, then the incremental value above the metal / mineral value used to calculate the Net Smelter Return will be added to the amount used to calculate the Net Smelter Return.   In no event shall Owner incur any economic disadvantage by FLPC selling a Specimen.

2.10
Aggregate.   It has been determined by the parties that economically viable aggregate may be recovered on the Property.   All aggregate recovered as part of the mining process shall be first utilized by FLPC for ongoing mining and property development / road building activities on any of its properties, and equally stockpile for same.    Any excess aggregate not required by FLPC may be acquired from FLPC by Owner, after mineral processing is completed, on an as-is where-is basis.   If Owner does not wish to acquire such excess aggregate, then FLPC may sell the aggregate at its discretion, with such sales being subject to normal Net Smelter Return royalty payments.